As filed with the Securities and Exchange Commission on January 23, 1997
                                                     Registration No. 333-16667

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                       FORM S-1 REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                                --------------

                              INGRAM MICRO INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    Delaware                                           5045                                  62-1644402
        (State or other jurisdiction of                    (Primary Standard Industrial                   (I.R.S. Employer
         incorporation or organization)                    Classification Code Number)                   Identification No.)

                         1600 E. St. Andrew Place
                            Santa Ana, CA 92705
                              (714) 566-1000
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  Of Registrant's Principal Executive Offices)

                              --------------

                       James E. Anderson, Jr., Esq.
                 Senior Vice President and General Counsel
                             Ingram Micro Inc.
                         1600 E. St. Andrew Place
                            Santa Ana, CA 92705
                              (714) 566-1000
          (Name, Address, Including Zip Code, and Telephone Number,
               Including Area Code, Of Agent for Service)

                                --------------


               Approximate date of commencement of proposed sale of the
securities to the public:   Not applicable.


                                --------------

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

==============================================================================


                           DEREGISTRATION OF SHARES

               This Post-Effective Amendment No. 1 to the Registration Statement (File No. 333-16667) is being filed to deregister 30,000 shares of Ingram Micro Inc.'s Common Stock, par value $0.01 per share. A total of 800,000 shares were previously registered pursuant to the Registration Statement to which this Post-Effective Amendment No. 1 relates. The remaining 770,000 shares were sold by the Ingram Thrift Plan in a series of transactions in December 1996.



                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS




Item 13. Other Expenses of Issuance and Distribution.

               An itemized statement of the estimated amount of the expenses, other than underwriting discounts and commissions, incurred and to be incurred in connection with the issuance and distribution of the securities registered pursuant to this Registration Statement is as follows:

Securities and Exchange Commission registration fee.........       $5,910
NYSE listing fee............................................          830
Printing and engraving expenses.............................        2,000
Accounting fees and expenses................................       10,000
Legal fees and expenses.....................................       10,000
Transfer Agent fees and expenses............................        1,000
Miscellaneous...............................................       10,260
                                                                  -------
 Total......................................................      $40,000
                                                                  =======

Item 14. Indemnification of Directors and Officers.

               Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

               Section 102 of the DGCL allows the Company to eliminate or limit the personal liability of a director to the Company or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person's duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit. Article Tenth of the Company's Certificate of Incorporation includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation Law.

               Article Tenth of the Company's Certificate of Incorporation provides that the Company shall indemnify any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Delaware Law. Each such indemnified party shall have the right to be paid by the Company for any expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. Article Tenth of the Company's Certificate of Incorporation also provides that the Company may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Company to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

               As permitted by Delaware Law and the Company's Certificate of Incorporation, the Company maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended.

Item 15. Recent Sales of Unregistered Securities

               In the second quarter of 1996, the Company offered 2,775,000 shares of its Class B Common Stock to certain of its employees, of which 2,510,400 shares were purchased for $17.6 million. The shares were issued without registration under the Securities Act in reliance upon the exemptions from registration afforded by Section 4(2) of the Securities Act, and Regulation D and Regulation S promulgated under the Securities Act. All such shares were issued pursuant to the Company's Key Employee Stock Purchase Plan and are subject to certain restrictions.

               Reference is made to "Management--Rollover Plan; Incentive Stock Units" and "The Split-Off and the Reorganization--The Split-Off" regarding shares, and options exercisable for shares, of the Company's Common Equity, issued in connection with the Split-Off, the purchasers thereof and the consideration therefor. Such issuances will occur without registration under the Securities Act in reliance upon the exemptions from registration afforded by Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) List of Exhibits.

3.01           --      Form of Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit
                       3.01 to the Company's Registration Statement on Form S-1 (File No. 333-08453) (the "IPO
                       S-1"))
3.02           --      Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit
                       3.03 to the IPO S-1)
4.01           --      Specimen Certificate for the Class A Common Stock, par value $0.01 per share, of the
                       Registrant (incorporated by reference to Exhibit 4.01 to the IPO S-1)

5.01           --      Opinion of Davis Polk & Wardwell(*)

10.01          --      Ingram Micro Inc. Executive Incentive Bonus Plan (incorporated by reference to Exhibit 10.01 to the IPO S-1)
10.02          --      Ingram Micro Inc. Management Incentive Bonus Plan (incorporated by reference to Exhibit
                       10.02 to the IPO S-1)
10.03          --      Ingram Micro Inc. General Employee Incentive Bonus Plan (incorporated by reference to
                       Exhibit 10.03 to the IPO S-1)
10.04          --      Agreement dated as of December 21, 1994 between the Company and Jeffrey R. Rodek
                       (incorporated by reference to Exhibit 10.04 to the IPO S-1)
10.05          --      Agreement dated as of April 25, 1988 between the Company and Sanat K. Dutta (incorporated by reference to Exhibit 10.05 to the IPO S-1)
10.06          --      Agreement dated as of June 21, 1991 between the Company and John Wm. Winkelhaus, II
                       (incorporated by reference to Exhibit 10.06 to the IPO S-1)
10.07          --      Ingram Micro Inc. Rollover Stock Option Plan (incorporated by reference to Exhibit 10.07 to the IPO S-1)
10.08          --      Ingram Micro Inc. Key Employee Stock Purchase Plan (incorporated by reference to Exhibit
                       10.08 to the IPO S-1)
10.09          --      Ingram Micro Inc. 1996 Equity Incentive Plan (incorporated by reference to Exhibit 10.09 to the IPO S-1)
10.10          --      Ingram Micro Inc. Amended and Restated 1996 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the IPO S-1)
10.11          --      Severance Agreement dated as of June 1, 1996 among the Company, Ingram Industries,
                       Linwood A. Lacy, Jr., and NationsBank, N.A., as trustee of the Linwood A. Lacy, Jr. 1996
                       Irrevocable Trust dated February 1996 (incorporated by reference to Exhibit 10.11 to the IPO
                       S-1)

10.12          --      Credit Agreement dated as of October 30, 1996 among the Company and Ingram European
                       Coordination Center N.V., Ingram Micro Singapore Pte Ltd., and Ingram Micro Inc., as
                       Borrowers and Guarantors, certain financial institutions, as the Lenders, NationsBank of
                       Texas, N.A., as Administrative Agent for the Lenders and The Bank of Nova Scotia as
                       Documentation Agent for the Lenders(*)
10.13          --      Amended and Restated Reorganization Agreement dated as of October 17, 1996 among the
                       Company, Ingram Industries, and Ingram Entertainment(*)
10.14          --      Registration Rights Agreement dated as of November 6, 1996 among the Company and the persons listed on the signature pages thereof(*)
10.15          --      Board Representation Agreement dated as of November 6, 1996(*)
10.16          --      Thrift Plan Liquidity Agreement dated as of November 6, 1996 among the Company and the
                       Ingram Thrift Plan(*)
10.17          --      Tax Sharing and Tax Services Agreement dated as November 6, 1996 among the Company,
                       Ingram Industries, and Ingram Entertainment(*)
10.18          --      Master Services Agreement dated as of November 6, 1996 among the Company, Ingram
                       Industries, and Ingram Entertainment(*)
10.19          --      Employee Benefits Transfer and Assumption Agreement dated as of November 6, 1996 among the Company, Ingram Industries, and Ingram Entertainment(*)
10.20          --      Data Center Services Agreement dated as of November 6, 1996 among the Company, Ingram
                       Book Company, and Ingram Entertainment Inc.(*)
10.21          --      Amended and Restated Exchange Agreement dated as of November 6, 1996 among the
                       Company, Ingram Industries, Ingram Entertainment and the other parties thereto(*)

10.22          --      Agreement dated as of August 26, 1996 between the Company and Jerre L. Stead
                       (incorporated by reference to Exhibit 10.22 to the IPO S-1)
10.23          --      Definitions for Ingram Funding Master Trust Agreements (incorporated by reference to
                       Exhibit 10.23 to the IPO S-1)
10.24          --      Asset Purchase and Sale Agreement dated as of February 10, 1993 between Ingram Industries and Ingram Funding (incorporated by reference to Exhibit 10.24 to the IPO S-1)
10.25          --      Pooling and Servicing Agreement dated as of February 10, 1993 among Ingram Funding,
                       Ingram Industries and Chemical Bank (incorporated by reference to Exhibit 10.25 to the IPO
                       S-1)
10.26          --      Amendment No. 1 to the Pooling and Servicing Agreement dated as of February 12, 1993, the
                       Asset Purchase and Sale Agreement dated as of February 12, 1993, and the Liquidity
                       Agreement dated as of February 12, 1993 (incorporated by reference to Exhibit 10.26 to the
                       IPO S-1)
10.27          --      Certificate Purchase Agreement dated as of July 23, 1993 (incorporated by reference to
                       Exhibit 10.27 to the IPO S-1)
10.28          --      Schedule of Certificate Purchase Agreements (incorporated by reference to Exhibit 10.28 to the IPO S-1)
10.29          --      Series 1993-1 Supplement to Ingram Funding Master Trust Pooling and Servicing Agreement
                       dated as of July 23, 1993 (incorporated by reference to Exhibit 10.29 to the IPO S-1)
10.30          --      Schedule of Supplements to Ingram Funding Master Trust Pooling and Servicing Agreement
                       dated as of July 23, 1993 (incorporated by reference to Exhibit 10.30 to the IPO S-1)
10.31          --      Letter of Credit Reimbursement Agreement dated as of February 10, 1993 (incorporated by reference to Exhibit 10.31 to the IPO S-1)
10.32          --      Liquidity Agreement dated as of February 10, 1993 (incorporated by reference to Exhibit
                       10.32 to the IPO S-1)
10.33          --      Amendment No. 2 to the Pooling and Servicing Agreement dated as of February 12, 1993, the
                       Asset Purchase and Sale Agreement dated as of February 12, 1993, and the Liquidity
                       Agreement dated as of February 12, 1993 (incorporated by reference to Exhibit 10.33 to the
                       IPO S-1)
10.34          --      Agreement dated as of October 10, 1996 between the Company and Michael J. Grainger
                       (incorporated by reference to Exhibit 10.34 to the IPO S-1)
10.35          --      Form of Repurchase Agreement (incorporated by reference to Exhibit 10.35 to the IPO S-1)
21.01          --      Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.01 to the IPO S-1)

23.01          --      Consent of Price Waterhouse LLP(*)

23.02          --      Consent of Davis Polk & Wardwell (included in their opinion filed as Exhibit 5.01)
24.01          --      Powers of Attorney of certain officers and directors of the Registrant (see page II-5 and II-6)


------------
   (*) Previously filed.

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   (b) Financial Statement Schedules


               See Schedule II (previously filed). All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable or the information is contained in the Consolidated Financial Statements and related notes and therefore have been omitted.


Item 17. Undertakings.

               The undersigned registrant hereby undertakes that:

      (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
   (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (3) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, Ingram Micro Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on this 22nd day of January, 1997.


                                         Ingram Micro Inc.

                                         By: /s/ James E. Anderson, Jr.
                                               ---------------------------

                                         Name:  James E. Anderson, Jr.
                                         Title: Senior Vice President,
                                                Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     Signature                                          Title                            Date
                     ---------                                          -----                            ----

                (*)                                     Chief Executive Officer (Principal        January 22, 1997
-----------------------------------------------------   Executive Officer); Chairman of the
Jerre L. Stead                                          Board

                (*)                                     Executive Vice President and              January 22, 1997
-----------------------------------------------------   Worldwide Chief Financial Officer
Michael J. Grainger                                     (Principal Financial Officer and
                                                        Principal Accounting Officer)


                (*)                                     Director                                  January 22, 1997
-----------------------------------------------------
Martha R. Ingram

                (*)                                     Director                                  January 22, 1997
-----------------------------------------------------
John R. Ingram

                (*)                                     Director                                  January 22, 1997
-----------------------------------------------------
David B. Ingram

                (*)                                     Director                                  January 22, 1997
-----------------------------------------------------
Philip M. Pfeffer

                (*)                                     Director                                  January 22, 1997
-----------------------------------------------------
Don H. Davis, Jr.

                (*)                                     Director                                  January 22, 1997
-----------------------------------------------------
J. Phillip Samper

                (*)                                     Director                                  January 22, 1997
-----------------------------------------------------
Joe B. Wyatt

* Pursuant to Power of Attorney previously filed with the Commission.

 /s/ James E. Anderson, Jr.                             Attorney-in-Fact                          January 22, 1997
--------------------------------
James E. Anderson, Jr.


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